UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12
FARMERS NATIONAL BANC CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2012

Dear Fellow Shareholder:

As you review and consider your proxy statements in advance of our April 26th annual shareholders’ meeting, I wanted to inform you of a development you may find informative and helpful in your personal deliberation.

Two of America’s leading proxy advisory firms– Institutional Shareholder Services (“ISS” http://www.issgovernance.com/) and Glass Lewis & Co (“Glass Lewis” http://www.glasslewis.com/ ) – recommend votes FOR all of the proposals before you, including Proposal 2, the elimination of preemptive rights.

Here is a brief summary of the proposals in your proxy statement:

• Proposal One calls for the election of three Class two directors.

• Proposal Two would amend article thirteen of our corporation’s charter to eliminate preemptive rights. ISS and Glass Lewis each observed that preemptive rights are uncommon and have been eliminated in many U.S. companies and that shareholders of public companies like Farmers can still maintain their proportional ownership simply by purchasing additional shares in the open market when necessary. Both firms noted the considerable additional challenges and increased costs in accessing capital markets created by preemptive rights, and acknowledged that Ohio corporations formed after March 2000 no longer have preemptive rights unless they are expressly granted in their articles of incorporation. As a result, both firms recommended that our shareholders vote FOR Proposal 2 and the elimination of preemptive rights.

• Proposal Three is an advisory vote on executive compensation. Details may be found in your statement.

• Proposal Four calls for the adoption of the Banc Corp’s 2012 equity incentive plan.

• Proposal Five would ratify the appointment of Farmers’ independent registered accounting firm.

• Proposal Six is simply a procedural vote to adjourn the annual meeting.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

If you have already voted, thank you. If you have not yet voted, I ask that you please take the time to vote and support each of our proposals. This is especially important for Proposal 2, because approval requires the support of two-thirds of our outstanding common shares, and not voting will have the same effect as voting against the proposal. As we explained in our proxy materials, all of our proposals have the full and unanimous support of all of the members of our Board of Directors.

As always, if you have any questions about Farmers National Banc Corp. or the annual meeting proposals, please do not hesitate to call me.

Warmest Regards,

John S. Gulas

President and Chief Executive Officer

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com